SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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[  ]           Definitive Proxy Statement
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BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in its Charter)

Nicholas J. Swenson
Groveland Capital LLC
Groveland Hedged Credit Fund LLC
Groveland Master Fund Ltd.
Seth G. Barkett
Thomas R. Lujan
James W. Stryker
Ryan P. Buckley
Stephen J. Lombardo III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by Groveland Group

The Groveland Group (as defined herein) was recently quoted in two news articles.  A copy of each of the news articles is attached hereto.  The news articles are being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended, by the Groveland Group.  The Groveland Group is not affiliated with the publication or the authors of the news articles, and does not endorse or make any representations or warranties concerning the news articles.  The consent of the authors and the publications to file the news articles under Rule 14a-6 was neither sought nor obtained.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card  and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015.

First News Article
Indianapolis Star
March 20, 2015
By: Jeff Swiatek

Fight for control of Steak 'n Shake gets personal

[Photo Omitted]

The investor fight for control of Steak 'n Shake's parent company has reached the home stretch and the dirt has started to fly.

It's all there: Accusations of consorting with a criminal. Embarrassing Facebook photos being circulated. An anonymous quote calling a CEO secretive and unapproachable and charges that he's a lavish spender and wildly overpaid.

Much is at stake in the proxy fight, launched by a Minneapolis investor group to take control of Biglari Holdings. Valued at $860 million, the San Antonio, Texas-based company employs 23,800 people and its main holding is the 80-year-old Indianapolis restaurant chain known for steakburgers, milkshakes and $4 meals.

A shareholder vote in the proxy fight is set for April 9 in New York City.

Like in the waning days of a political campaign, both sides are ratcheting up their arguments in the weeks remaining before the vote.

A trench fight

The company last week accused lead activist shareholder Nick Swenson, the CEO of Groveland Capital in Minneapolis, of consorting with a convicted criminal. It also circulated some quite unbusinesslike photos of one of Swenson's board candidates, lifted from his Facebook page.

Swenson has fired back. His proxy fight filings call Sardar Biglari, the CEO of Biglari Holdings, the least-respected CEO among his restaurant peers and quote an anonymous former employee calling Biglari "the most secretive and unapproachable executive that I have ever worked with."

[Photo Omitted]

[Sardar Biglari, 37, CEO of the parent company which owns the Steak 'n Shake restaurant chain, is shown in this 2007 photo at his offices in San Antonio, Texas. Biglari is in a proxy fight with a Minnesota investor over control of his company, Biglari Holdings. It will be decided at the shareholders meeting on April 9, 2015.]

Attacks on character are hardly unusual in proxy fights. The shareholder battles can get rough, and expensive.

In 2014, U.S. companies involved in proxy fights with activist investors spent an average of $4.9 million each, according to IR magazine.

This fight poses a tough call for Biglari's shareholders.

They can retain the company's six-member board, which is under fire for questionable corporate governance and overpaying its CEO.

Or they can put their trust in Swenson's dissident slate known as the Groveland Group. Swenson is a 45-year-old investor who serves on the boards of three small companies. The slate of director candidates he assembled is bidding for control of a company in which they own less than 1 percent of the stock.

Biglari Holdings calls the dissident slate "low quality" candidates who have "no skin in the game."

[Photo Omitted]

[Nick Swenson of Groveland Capital in Minneapolis, Minn., has launched a proxy battle to wrest control of the board of Biglari Holdings from its founder and CEO Sardar Biglari. Biglari Holdings is the parent company for the Indianapolis-based Steak 'n Shake restaurant chain.]

The proxy fight is a replay, of sorts, of the 2008 takeover action that Biglari himself launched to wrest control of Steak 'n Shake from its former Indianapolis-based operators. He later set up his namesake holding company, began making plays for other companies and has built Steak 'n Shake to 545 stores. He's known for openly imitating some of the business practices of billionaire investor Warren Buffett.

If it gains control, Groveland wants to restructure Biglari Holdings and the way it's run.

Rival's plan

Swenson's group has outlined a 120-day takeover plan that calls for possibly casting off Maxim men's magazine, which Biglari acquired last year and is losing millions of dollars. Swenson said he'd also look into closing the small San Antonio headquarters of Biglari Holdings, where Biglari and his top managers are based.

Groveland also has cast a skeptical eye on Steak 'n Shake's recent opening of upper-end restaurants in high-profile locations, such as the French Riviera, the Spanish resort island of Ibiza and Kuwait City. "We fear that the franchising initiative has been an excuse for lavish corporate travel and entertainment," one of Groveland's proxy filings says.

Groveland also pledges to remove the "By Biglari" moniker that Biglari has begun posting on new Steak 'n Shake stores and many existing ones. The unusual name-licensing deal was approved by the company's board in part as an anti-takeover measure. Biglari gets paid millions of dollars under the name-licensing deal only if the company is taken over and he is kicked out.

Groveland's proxy filings don't say how it would avoid the licensing payouts if it took over the company.

The activist group does make it clear it would remove Biglari. The group's 120-day plan names a temporary CEO-in-waiting: Gene Baldwin, a 35-year veteran of the restaurant business who has worked as an interim CEO for the Fazoli's Italian restaurant chain and interim chief financial officer for the Benihana Japanese restaurant chain.

Letting it fly

The proxy fight began to resemble more of a food fight in the past two weeks.

A 100-page Biglari Holdings' presentation to shareholders plays up Swenson's former investor ties to Tom Petters, a Minneapolis businessman who was convicted in 2010 of running a massive Ponzi scheme. The two invested in the same airline. A photo of Petters in jail garb is displayed in the Biglari report above the headline, "Swenson demonstrated extremely poor judgment by conducting business with Tom Petters."

Swenson responded with a filing Wednesday saying his dealings with Petters "are above reproach."

The Biglari presentation also questions the credibility of Groveland board candidate Seth Barkett, a 31-year-old portfolio manager at Groveland Capital. It reprints two photos from Barkett's Facebook page, one showing him wearing sunglasses and flashing V signs with both hands and the other posing while smoking a pipe by a lake. "Does Barkett have good judgment?" the Biglari presentation asks.

Groveland's 60-page presentation trains most of its fire on Biglari, the 37-year-old, Iranian-born CEO and chairman of Biglari Holdings. It describes him as overpaid, poorly regarded by his employees and says he has enriched himself off of shareholders.

Biglari is the sole manager of two investment funds, in which Biglari Holdings' board has stashed most of the company's $620 million in financial assets, including repurchased Biglari stock. The arrangement gives Biglari voting control of about 19 percent of company stock, though he personally owns just 1.5 percent.

Groveland also describes the current board members as lax in their oversight of Biglari. In 2013, he was paid $10.9 million, more than the then-CEO of McDonald's, the nation's largest restaurant chain. Last year Biglari's estimated compensation, including fees he earns from overseeing the investment funds, soared to more than $30 million, Groveland says.

The outcome of the board battle could depend on who wins the support of Institutional Shareholder Services, an influential group that advises institutional investors on how to vote in proxy matters. The ISS recommendation is expected to come out shortly before the April 9 vote.

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Second News Article
Forbes
March 20, 2015
By: Antoine Gara

The Implosion Of A Warren Buffett Wannabe

[Photo Omitted]

Sometimes, pretending to be the next Warren Buffett just doesn’t cut it. Investors eventually want to see actions and results befitting of comparison to the ‘Oracle of Omaha.’

In the case of Biglari Holdings BH -0.47%, the holding company run by Buffett disciple Sardar Biglari, 37, there’s little evidence of the corporate stewardship, shareholder returns and investing prowess that’s made Berkshire Hathaway a hallmark of American capitalism. Instead, shareholders in Biglari Holdings are beginning to tire with Biglari’s excessive compensation, self-dealing and unchecked power, in addition to his company’s murky and sharply declining financial results.

As Buffett prepares for his “Woodstock for capitalists,” which is expected to draw over 40,000 shareholders to Omaha this May, Mr. Biglari is bracing to meet a long line of angry investors at his Berkshire-styled meeting after taking $34 million in incentive-based pay in a year when his stock tumbled over 20%, adding to a trend of dramatic under-performance.

[Photo Omitted]

[Steak ‘n Shake associates prepare and serve Steakburgers at the first ever Steak ‘n Shake Signature concept restaurant in New York]

Biglari emerged as an up-and-coming investor after he successfully ran an activist campaign to take control of troubled burger chain Steak n Shake in 2008. Once in control, Biglari used the company to build the shell of what he pitched to investors would [be] the next Berkshire Hathaway, a holding company run by a wizard “capital allocator” with a website and annual shareholder letter styled after Berkshire. Two years later, when changing the name of Steak n Shake to Biglari Holdings, he pounced on ticker (BH) thus cementing comparisons to Berkshire, ticker (BRK.A, BRK.B).

Then, Biglari ran a proxy campaign to take control of Cracker Barrel Old Country Store CBRL -0.19% in 2011, a southern chain that might have firmed up his greasy spoon empire. While he lost the campaign, Biglari acquired a near 20% stake in the Tennessee-based company, which has performed solidly in recent years. (Biglari continues to run – and lose – proxy wars against Cracker Barrel)

But, since Biglari’s carefully tailored image first began to draw comparison to Buffett, his actions have strayed far enough that fledgling activist shareholder Groveland Capital is now calling for his ouster. Large institutional investors such as $46.9 billion asset manager Gabelli & Co. seem inclined to side with Groveland unless Biglari commits to reform. Otherwise, this Buffett-wannabe may soon hit the road packing.

Groveland wants to get rid of Biglari and his board and the hedge fund’s findings of misdeeds, detailed in its proxy documents, include a laundry list of bad corporate governance. Meanwhile, for all of Biglari’s promises to be a savvy investor and builder of businesses, Groveland paints a picture of wasted investment and plunging performance.

George Maldonado, director of proxy voting services for Gabelli, told Forbes by telephone Groveland has “made very strong cases about the corporate governance issues at Biglari Holdings.”

Biglari’s problems begin with CEO compensation, and are illustrative of the poor judgement and overreach that can ruin a business. Over the past six years, Mr. Biglari has been paid a total of $75.9 million, with his 2014 pay exceeding $34 million as annual operating income tumbled to a five-year low. How Biglari hoodwinked shareholders into such an arrangement is indicative of his company’s issues.

From the outset, Biglari wanted his Steak n Shake empire to evoke comparison to Berkshire, however, he didn’t want to be paid like Buffett, who takes a minuscule salary and derives virtually all of his net worth from the rising price of his Berkshire Hathaway shares. [Buffett dissolved his partnership when taking stockholder money in 1957].

By contrast, Biglari created an incentive deal that would guarantee he’d be paid like a hedge fund manager for running a restaurant company with one large stock holding. In 2010, Biglari pitched shareholders on a deal where he would sell his investment company, Biglari Capital Corporation (BCC) to the holding company for $4.2 million and receive annual fees amounting to 25% of the company’s increase in book value above a 5% annual growth hurdle. The deal received outcry, however, Biglari eventually negotiated a pay package that capped incentive fees at $10 million annually, with a 6% book value growth hurdle. But he was unsatisfied.

In 2013, Biglari bought BCC back from Biglari Holdings for $1.7 million, and struck an arrangement where he’d be paid 25% of gains on BCC investments after they hit a 6% hurdle. Within months, he transferred $377.6 million of Biglari Holdings assets, mostly cash and its Cracker Barrel shares, to BCC. The move caused shareholders in Texas and Indiana to file lawsuits alleging gross mismanagement, abuse of control and unjust enrichment. The following year, Biglari transferred $174.4 million to BCC.

For Biglari, the BCC purchase has proven rewarding. His pay ballooned to over $25 million in 2013, mostly from the $15 million he received in BCC incentive fees on rising Cracker Barrel shares. In 2014, Biglari’s Cracker Barrel-based incentive pay surged to $34 million, even as tumbling earnings at Biglari Holdings meant he didn’t receive any book value growth bonus.

Biglari Holdings shares fell over 20% in 2014, and they’ve only gained 8% over the past five years, in contrast to a near 80% gain by the S&P 500, excluding dividends.

In addition to puzzling transfers and excessive pay, Biglari Holdings shares have suffered from deteriorating performance at Steak n Shake, and what appear to be extremely poorly conceived acquisitions by Biglari. Expenses are spiraling at Steak n Shake as Biglari tries to grow its franchises. Restaurant S&GA costs, as calculated by Groveland, have risen from $70 million, or 11.1% of revenue in 2009 — to $128.5 million, or 16.2% of revenue in 2014.

Groveland blames some of that rising SG&A on Biglari’s fractional interest in three Gulfstream jets and a Cessna, however, Biglari says it is reflective of his long-term vision and willingness to invest in the future. “I believe that in fiscal 2014 Steak n Shake’s intrinsic value increased, even though its earnings before interest and taxes of $26.5 million declined from $28.4 million in 2013. Voluntarily, we have been trading near-term earnings to develop higher long-term cash flows,” Biglari said in his annual letter. He points to a streak of rising same store sales, which has now reached 24-consecutive quarters, and a new focus on franchised stores.

However, Steak n Shake’s 124 franchised restaurants brought in a total of $12.1 million in sales last year, roughly 1.5% of the restaurant’s overall sales. Groveland believes Biglari spent $24 million on franchising efforts in 2014 and hasn’t achieved profits from the endeavor. In its proxy, the fund points out Steak n Shake franchisees are suing Biglari because he wants to control their pricing, something normally out of the hands of franchisors.

Groveland also argues a branding deal Biglari instituted that licenses his name to Steak n Shake — giving all stores a ‘by Biglari’ signature – is a detriment. The fund characterizes the deal as the ultimate golden parachute for Biglari, who will receive 2.5% of its Steak n Shake’s sales over five years, or an estimated $100 million under the pact, if he is ousted as CEO. (In this regard, there is no Buffett precedent — no Dairy Queen by Buffett, or Dairy Queen Buffett)

In response to Groveland’s complaints, Biglari issued a 99-page retort, arguing the insurgent had no experience and a ownership unworthy of the control slate it is seeking. “Our company is, very simply, a vehicle for shareholders to invest in Sardar Biglari – a proven entrepreneur, operator and investor,” the Buffett-acolyte states at the beginning of his presentation.

Unfortunately, recent investments raise red flags about that investing prowess.

Last February, Biglari purchased Maxim Magazine, seeking to curb operating losses at the glossy, while also building out a licensing business. In 2014, Biglari says he upgraded the quality of Maxim’s paper and photography, and filled pages with aspirational success stories that will draw new advertisers and business opportunities. However, when the year ended, pre-tax losses totaled $16 million and Biglari cautioned investors another loss looms in 2015.

“The transformation of Maxim will either make history or be history… Anyone desiring a 100% probability of success best take Clint Eastwood’s advice in the film The Rookie, “If you want a guarantee, buy a toaster,” Biglari said.

In 2014, Biglari Holdings posted a net operating loss of $1.8 million, mostly because Steak n Shake’s falling profits were drowned out by Biglari’s money losing acquisition of Maxim.

Besides Cracker Barrel, Biglari’s hedge fund owns nearly 20% of Biglari Holdings, an issue that’s drawn shareholder ire this proxy season. Since most of the cash used to buy the shares belongs to Biglari Holdings, Gabelli & Co. is worried Biglari will ‘stuff the ballot’ by voting shares he doesn’t own.

If Biglari votes those shares, Gabelli’s Maldonado told Forbes the fund will back Groveland’s slate of directors. Since sending a letter to Biglari outlining its concerns, Gabelli’s has yet to hear a response.

Other Biglari investment are worrying.

Groveland, the activist fund, counts micro-cap stocks Air T and Insignia Systems as investments where it either has management or board representation. When the fund emerged as an activist in Biglari Holdings this November, Mr. Biglari began buying up shares in Groveland’s concerns. Using money belonging to Biglari Holdings, he launched campaigns against Groveland and now owns 15% interest of Air T and nearly 19% of Insignia.

“We think the acts that Mr. Biglari has taken without the approval of his board and shareholders are outrageous and unprecedented,” said Nick Swenson, head of Groveland, in a Thursday afternoon telephone conversation.

Biglari didn’t respond to multiple messages, over two days, seeking comment.

At the end of Warren Buffett’s 2014 annual shareholder letter, the fiftieth in Berkshire’s history, he mentioned a recent shareholder resolution that stated, “Whereas the corporation has more money than it needs and since the owners unlike Warren are not multi billionaires, the board shall consider paying a meaningful annual dividend on the shares.”

When the votes on the resolution were tallied, 98% of Berkshire investors voted against it, underscoring their confidence in Buffett. “I am a lucky fellow to have you as partners,” he said.

In the case of Biglari Holdings, the opposite appears to be true. Biglari is lucky to have convinced so many investors he was the next Warren Buffett. But, after years of plundering the company’s assets and taking rich payouts as CEO, his time may be near.

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